Stifel Reports February 2026 Operating Data

ST. LOUIS, MO, March 26, 2026 – Stifel Financial Corp. (NYSE: SF) today reported selected operating results for February 28, 2026, to provide timely information to investors on certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Ronald J. Kruszewski, Chairman and Chief Executive Officer, said, “On February 2, 2026, we completed the sale of Stifel Independent Advisors, LLC. Excluding assets related to this transaction, total client assets and fee-based client assets increased 12% and 19% year-over-year, driven by equity market appreciation and strong advisor recruiting. Client money market and insured products rose 1% from January, while venture banking growth increased treasury deposits by more than $400 million. Despite recent market volatility, first-quarter 2026 investment banking activity remains well above prior-year levels, and we expect revenue to increase 30%–40% versus the first quarter of 2025.”

Selected Operating Data (Unaudited)

	As of			% Change

(millions)	2/28/2026	2/28/2025 (1)	1/31/2026 (2)	2/28/2025	1/31/2026

Total client assets	$557,714	$506,475	$561,061	10%	(1)%

Fee-based client assets	$228,012	$196,380	$229,423	16%	(1)%

Private Client Group fee-based client assets	$199,191	$171,760	$201,396	16%	(1)%

Bank loans, net (includes loans held for sale)	$22,348	$21,201	$22,311	5%	0%

Client money market and insured product (3)	$26,030	$27,737	$25,911	(6)%	1%

Treasury deposits (4)	$9,584	$5,557	$9,139	73%	5%

(1)

Total client assets and Private Client Group fee-based client assets as of February 28, 2025, include $9.3 billion and $4.3 billion, respectively, of client assets from the Stifel Independent Advisors business that was sold on February 2, 2026.

(2)

Total client assets and Private Client Group fee-based client assets as of January 31, 2026, include $10.0 billion and $4.9 billion, respectively, of client assets from the Stifel Independent Advisors business that was sold on February 2, 2026.

(3)	Includes Smart Rate deposits, Sweep deposits, Third-party Bank Sweep Program, and Other Sweep cash.
(4)	Includes Other Bank deposits and Third-party Commercial Treasury deposits, which represent Venture, Fund, and Commercial deposits at Stifel Bancorp and third-party banks.

Company Information

Stifel Financial Corp. (NYSE: SF) is a diversified financial services firm providing wealth management, commercial and investment banking, trading, and research services to individuals, institutions, and municipalities. Founded in 1890 and headquartered in St. Louis, Missouri, the firm operates more than 400 offices across the United States and in major global financial centers. As a firm where success meets success, Stifel works closely with retail and institutional clients aiming to transform opportunities into achievement. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit www.stifel.com/investor-relations/press-releases.

Media Contact: Neil Shapiro (212) 271-3447 | Investor Contact: Joel Jeffrey (212) 271- 3610 | www.stifel.com/investor-relations